Ass.Prot. 1999/26                                                    EXHIBIT 2.1
-----------------


                                  NOTARIAL DEED



                      SHARE PURCHASE AND TRANSFER AGREEMENT





Negotiated at Basel/Switzerland this 8th (eighth) day of March 1999 (nineteen hundred and ninety-nine).


Before me, the undersigned Notary Public



                                  STEPHAN CUENI


at Basel/Switzerland appeared today:


1. Dr. Joern Christian Roland Nissen, born May 24, 1959, attorney-at-law, German citizen, domiciled at D-45219 Essen, Unterlehberg 46, known by person,


       acting not in his own name, but as representative exempted from the restrictions imposed by Section 181 German Civil Code, presenting an original power of attorney, a true copy thereof being attached to this Deed, in the name and on behalf of


       Klockner Mercator Maschinenbau GmbH, a German limited liability company with head office at D-47057 Duisburg, Klocknerstrasse 29, registered with the Commercial Register at the Local Court of Duisburg under HRB 3460,


                                        - hereinafter referred to as " Seller" -


2. Dr. Hans-Jorg Ziegenhain, born August 9, 1961, attorney-at-law, German citizen, domiciled at D-61476 Kronberg, Wilhelm-Bonn-Strasse 6c, known by person,


       acting not in his own name, but as representative exempted from the restrictions imposed by Section 181 German Civil Code, presenting two original powers of attorney, true copies thereof being attached to this Deed (the second power of attorney dated March 4, 1999, is presented and attached for the Secretary's Certificate of Venture Holdings Trust contained therein), in the name and on behalf of


       a) Venture Beteiligungs GmbH, a German limited liability company in process of incorporation and registration with head office at D-61118 Bad Vilbel, Wenzel-Jaksch-Strasse 6a, to be registered with the commercial register at the local court of Bad Vilbel, according to the attached certified copy of the Deed of Incorporation of Venture Germany GmbH dated March 4, 1999, and the attached certified copy ot the Deed of Incorporation of Venture Beteiligungs GmbH dated March 7, 1999,


                                          - hereinafter referred to as "Buyer" -


       b) Venture Holdings Trust, a grantor trust, organized and existing under the laws of the State fo Michigan, USA, with registered head office at 33662 James J. Pompo Drive, Fraser, Michigan 48026, USA,


                                         - hereinafter referred to as "Parent" -
                           - Seller, Buyer and Parent hereinafter referred to as
                                      "Party" or "Parties", as the case may be -


The acting notary asked the persons appearing prior to the notarization whether he or any of his partners acts or acted in the matter to be recorded for any of the parties of this deed outside his or, as the case may be, their notarial function (Section 3 para. 1 No. 7 Recording Act (Beurkundungsgesetz)). The answer was negative.


The persons appearing requested this Deed including its Exhibits to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are also in command of the English language. After having been instructed by the acting Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed and the Exhibits thereto.


The persons appearing, acting as indicated, asked for the Notarization of the following



                      SHARE PURCHASE AND TRANSFER AGREEMENT
                                     between


                      KLOCKNER MERCATOR MASCHINENBAU GMBH,


                             Klocknerstra(beta)e 29,


                                D-47057 Duisburg


                                                        - hereinafter "SELLER" -


                                 on the one hand


                                       and


                        VENTURE BETEILIGUNGS GMBH I. GR.,


                         Wenzel-Jaksch-Stra(beta)e 6 a,


                                61118 Bad Vilbel


                                                         hereinafter - "BUYER" -


                                       and


                             VENTURE HOLDINGS TRUST


                           33662 James J. Pompo Drive


                         Fraser, Michigan 48026, U.S.A.


                                                        hereinafter - "PARENT" -


                                on the other hand


                 - Seller, Buyer and Parent hereinafter "Party"


                       or "Parties", as the case may be -





                                   Section 1
                                  DEFINITIONS


The terms listed below are defined with effect for the entire Agreement in the section listed opposite the relevant term:





           Activities                                                2.1

           Adjustment Amount                                         5.6


           Banking Day                                               11.1

           BDO                                                       6


           Buyer's Auditor                                           9.1

           Cash                                                      5.1.4

           Cash Management System                                    8.1


           Closing Conditions                                        10.1

           Control Agreement                                         7.2


           Effective Date                                            9.1

           Effective Date Accounts                                   9.1


           Environmental Due Diligence                               12a.1

           Environmental Liabilities                                 12a.2


           Financial Indebtedness                                    5.1.2

           Financial Statements 1998                                 6


           GAAP                                                      9.1

           Intellectual Property Rights                              12.6


           Klockner-Group                                            3.2

           Known Conditions                                          12a.1

           Net Equity                                                5.1.6

           Peguform                                                  2.1

           Peguform-Group                                            3.1

           Preliminary Purchase Price                                5.2

           Preliminary Effective Date Accounts                       5.2

           Preliminary Shareholder's Loans                           5.2

           Purchase Price                                            5.1


           Purchase Price Adjustment                                 5.4


           Real Estate                                               12.7


           Revised Effective Date Accounts                           9.2

           Shareholder's Loans                                       4.2



           Shareholder's Loans Adjustment                            5.5



           Shares                                                    2.2(a)


           U.S. GAAP Statements                                      11.1


           Working Capital                                           5.1.5




                                   Section 2
                           PEGUFORM AND SUBSIDIARIES


2.1 Peguform GmbH, Botzingen, registered in the Commercial Register of the Lower Court of Freiburg/Breisgau sub HRB 1129 ("PEGUFORM") is active in the manufacture and sale of plastic products, in particular plastic automotive components (the "ACTIVITIES").


2.2 The stated share capital (Stammkapital) of Peguform amounts to Deutsche Mark seventy million and is held as follows:


           (a) Seller holds shares in the nominal amount of DEM 25 million (twenty-five million), DEM 15 million (fifteen million), DEM 10 million (ten million), DEM 5 million (five million), DEM 5 million (five million), DEM 3,150,000 (three million one hundred fifty thousand), DEM 1,913,000 (one million nine hundred thirteen thousand), DEM 1,100,000 (one million one hundred thousand), DEM 1,100,000 (one million one hundred thousand), DEM 1 million (one million), DEM 1 million (one million), DEM 12,400 (twelve thousand four hundred), DEM 10,000 (ten thousand), DEM 10,000 (ten thousand) and DEM 4,600 (four thousand six hundred), together shares in the nominal amount of DEM 69.3 million (sixty nine million three hundred thousand - the "SHARES") and

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           (b)        NEPTUNO Verwaltungs- und Treuhand-Gesellschaft mbH,
                      Cologne, holds shares in the nominal amount of DEM 300,000 (three hundred thousand), DEM 300,000 (three hundred thousand) and DEM 100,000 (one hundred thousand), together shares in the nominal amount of DEM 700,000 (seven hundred thousand).


2.3 Peguform holds all of the shares (including the shares held in trust for Peguform as set out in Section 2.4) in (a) Peguform France S.A., Vernon, France; (b) Peguform Iberica S.A., Polinya, Spain (except as set out in Section 2.5); (c) Peguform Bohemia a.s., Liberec, Czech Republic; as well as (d) a 70 %-interest in Peguform Hella Mexico S.A., Puebla, Mexico. Peguform Iberica S.A. and Peguform Bohemia a.s. hold the interests shown on the corporate chart attached as EXHIBIT
           Section 2.3. Peguform France S.A. has entered into a joint venture agreement with Shashi Hengfeng Plastic Co. Ltd. regarding the foundation of Manducher Hengfeng Ltd.


2.4 The following parties hold shares in Peguform France S.A. as trustees for Peguform:


           (a)       Mr. Siegfried Barschkett                          2 shares


           (b)       Mr. Mattheus de Graef                             2 shares


           (c)       Mr. Felix Perez Solana                            2 shares


           (d)       Mr. Werner Deggim 2 shares.                       2 shares.


2.5 Domus Verwaltungsgesellschaft mbH, Duisburg, holds one share in Peguform Iberica S.A.


2.6        Inerga Components S.A. holds 2,500 shares in Inerga Logistics S.L.
           and Celulosa Fabril (Cefa) S.A. holds one share in Inerga Components S.A.


2.7 Mr. Francesc Borull holds as a trustee for Peguform Iberica S.A. one share (quota) in Peguform do Brazil and 1,000 shares in Peguform Argentinia S.A.



                                   SECTION 3
                         PEGUFORM-GROUP, KLOCKNER-GROUP

3.1 Peguform and the direct and indirect subsidiaries (including interests in joint ventures) referred to in Section 2.3 are hereinafter collectively referred to as the "PEGUFORM-GROUP".


3.2 Klockner-Werke AG and its affiliated enterprises within the meaning of Section 15 Stock Corporation Act excluding the companies of the Peguform-Group are hereinafter collectively referred to as the "KLOCKNER-GROUP".





                                   SECTION 4
           SALE AND TRANSFER OF SHARES, REPAYMENT OF SHAREHOLDER'S LOANS


4.1 Seller hereby sells and transfers subject to the suspensive conditions set forth in ss. 4.3 below the Shares to Buyer. Buyer accepts the sale and transfer of the Shares. The sale and transfer of the Shares shall include all rights and obligations attached to the Shares.


4.2 Buyer shall repay on behalf of Peguform-Group all accounts receivable of Seller against the companies of the Peguform-Group existing at the time of the Effective Date excluding accounts receivable arising from supplies and services in the ordinary course of business ("SHAREHOLDER'S LOANS") being recorded in the Cash Management System (Seller's account nos. 5032 and 5518).


4.3 The sale of the Shares shall become effective in relation between the Parties as of the end of the day (24:00 hrs.) of the Effective Date. The transfer of the Shares, however, shall become legally effective (suspensive condition/ aufschiebende Bedingung) only at the day of Closing, or with the payment of the Preliminary Purchase Price and the repayment of the Preliminary Shareholder's Loans, whichever occurs later.



                                   SECTION 5
                                 PURCHASE PRICE


5.1        The Purchase Price for the Shares shall be the aggregate of:


           5.1.1 a fixed amount of DEM 848,118,948.-- (Deutsche Mark eight hundred forty eight million one hundred eighteen thousand nine hundred forty eight);


                     minus


           5.1.2 the amount of interest-bearing and non interest-bearing debt obligations or other similar instruments of the Peguform-Group to banks, financial or other similar institutions or vendors in the case of financed equipment purchases initially providing for deferred payments in excess of one year (including any accrued and/or unpaid interest thereon) and excluding any obligations arising from financial leases each existing at the time of the Effective Date ("FINANCIAL INDEBTEDNESS");


                     minus


           5.1.3 the amount of the Shareholder's Loans existing at the time of the Effective Date;


                     plus


           5.1.4 cash and cash equivalents (Section 266(2) B IV German Commercial Code) existing at the time of the Effective Date ("CASH");


                     plus/minus


           5.1.5 the amount by which the accounts receivable from customers plus inventories less accounts payable to vendors of the Peguform-Group less of customer deposits received by the Peguform-Group and excluding any amounts owed to vendors in the case of financed equipment purchases initially providing for deferred payments in excess of one year (including any accrued and/or unpaid interest thereon) as far as these amounts have been included in the Financial Indebtedness (the "WORKING CAPITAL") existing at the time of the Effective Date is more/less than DEM 208.5 million (Deutsche Mark two hundred eight million five hundred thousand);


                     plus/minus


           5.1.6 the amount of any increase/decrease between (i) the consolidated net equity less of minority interests (Eigenkapital abzuglich

                     Anteile Dritter) of the Peguform-Group existing at the time of the Effective Date (the "NET EQUITY") and (ii) the amount of DEM 159,735,625 (Deutsche Mark one hundred fifty nine million seven hundred thirty five thousand six hundred twenty five), representing the consolidated net equity less of minority interests as shown in the Financial Statements 1998; in the calculation of the increase/decrease between the Net Equity and the consolidated net equity less of minority interests as shown in the Financial Statements 1998 all items which would give rise to duplicative adjustments to the Purchase Price, such as changes in the provisions for inventories and receivables or other items, shall be disregarded;


           (the "PURCHASE PRICE") plus interest on the Purchase Price at the rate of 6 % per annum (365 days) from Closing to but not including the day of payment. The Financial Indebtedness, the Shareholder's Loans, the Cash, the Working Capital and the Net Equity which are used in calculating the Purchase Price are shown for illustration purposes in EXHIBIT SECTION 5.1 as of 30 September 1998.


5.2 The Preliminary Purchase Price to be paid by Buyer to Seller on Closing as provided under Section 11.3 (a) shall be calculated by applying the principles set out in Section 5.1 above on the basis of Preliminary Effective Date Accounts prepared by the management of the Peguform-Group based on good faith projections ("PRELIMINARY EFFECTIVE DATE ACCOUNTS") and delivered to Buyer on or before the tenth Banking Day preceding the Closing ("PRELIMINARY PURCHASE PRICE"). The Preliminary Shareholder's Loans to be repaid by Buyer on behalf of the Peguform-Group to Seller on Closing as provided under
           Section 11.3(b) shall be calculated on the basis of the Preliminary Effective Date Accounts ("PRELIMINARY SHAREHOLDER'S LOANS").


5.3 The Preliminary Purchase Price and the Preliminary Shareholder's Loans shall be paid by Buyer free of costs and charges in immediately available funds by wire transfer at Closing to the account designated by Seller in writing prior to Closing.


5.4 If, on the basis of the Effective Date Accounts, the Purchase Price is higher than the Preliminary Purchase Price, Buyer shall pay to Seller an amount equal to the amount by which the Purchase Price exceeds the Preliminary Purchase Price and, if, on the basis of the Effective Date Accounts, the Preliminary Purchase Price is higher than the Purchase Price, Seller shall pay to Buyer an amount equal to the amount by which the Preliminary Purchase Price exceeds the Purchase Price. Any such amount to be paid by either Buyer or Seller ("PURCHASE PRICE ADJUSTMENT") shall be paid as follows:


           5.4.1 Any Purchase Price Adjustment owed by Buyer shall be paid free of costs and charges in immediately available funds ten Banking Days after the Effective Date Accounts have become final and binding upon the Parties in accordance with Section 9 below to the account designated by Seller in writing prior to Closing.


           5.4.2 Any Purchase Price Adjustment owed by Seller shall be paid by Seller free of costs and charges in immediately available funds by wire transfer ten Banking Days after the Effective Date Accounts have become final and binding upon the Parties in accordance with Section 9 below to the account designated by Buyer in writing prior to Closing.


5.5 If, on the basis of the Effective Date Accounts, the amount of the Shareholder's Loans is higher than the amount of the Preliminary Shareholder's Loans, Buyer shall pay to Seller on behalf of Peguform-Group an amount equal to the amount by which the Shareholder's Loans exceed the Preliminary Shareholder's Loans and, if, on the basis of the Effective Date Accounts, the Preliminary Shareholder's Loans are higher than the Shareholder's Loans, Seller shall pay to Buyer for the account of the Peguform-Group an amount equal to the amount by which the Preliminary Shareholder's Loans exceed the Shareholder's Loans. Any such amount to be paid by either Buyer or Seller ("SHAREHOLDER'S LOANS ADJUSTMENT") shall be paid as follows:


           5.5.1 Any Shareholder's Loans Adjustment owed by Buyer shall be paid free of costs and charges in immediately available funds ten Banking Days after the Effective Date Accounts have become final and binding upon the Parties in accordance with Section 9 below to the account designated by Seller in writing prior to Closing.


           5.5.2 Any Shareholder's Loans Adjustment owed by Seller shall be paid by Seller free of costs and charges in immediately available funds by wire transfer ten Banking Days after the Effective Date Accounts have become final and binding upon the Parties in accordance with Section 9 below to the account designated by Buyer in writing prior to Closing.


5.6 If one Party owes a Purchase Price Adjustment to the other Party and that other Party owes a Shareholder's Loans Adjustment to the other, these claims shall be offset to the extent that the amounts correspond with each other. The excess amount shall be payable by Seller or Buyer respectively, whoever owes the larger amount, as provided for in Section 5.4 or Section 5.5 respectively ("ADJUSTMENT AMOUNT").



                                   SECTION 6
                           FINANCIAL STATEMENTS 1998


The financial statements of Peguform GmbH for fiscal year 1997/1998 ending on September 30, 1998 audited and certified by BDO Deutsche Warentreuhand AG Wirtschaftsprufungsgesellschaft, Dusseldorf ("BDO"), as well as the consolidated financial statements of the Peguform-Group for such fiscal year audited by BDO (collectively the "FINANCIAL STATEMENTS 1998") have been handed over to Buyer prior to the conclusion of this Agreement.




                                   SECTION 7
                        ALLOCATION OF PROFITS AND LOSSES


7.1 Seller shall arrange that the fiscal year of Peguform is changed to the effect that the fiscal year starting on October 1, 1998 shall end on the Effective Date.


7.2 Seller shall enter into an agreement with Peguform pursuant to which the control and profit and loss transfer agreement between Seller and Peguform dated July 31/August 6, 1997 ("CONTROL AGREEMENT") shall be terminated by mutual agreement as of the Effective Date.

7.3 Seller shall be obliged to assume the losses, if any, of Peguform as shown in the statutory accounts of Peguform as of the Effective Date under the Control Agreement in accordance with Section 302 (1) German Stock Corporation Act.


7.4 The profit of Peguform for the stub fiscal year ending on the Effective Date as shown in the statutory accounts of Peguform as of such date shall be allocated and transferred to Seller under the Control Agreement.


7.5        In case creditors of Peguform should require collateral pursuant to
           Section 303 German Stock Corporation Act, Seller shall upon request of Buyer provide such collateral in its own name and for its own account, irrespective of when the claim for which collateral is requested came into existence. Should this not be feasible, Seller shall indemnify Buyer against any costs and expenses incurred in providing such collateral as well as indemnify Buyer against any recourse by third parties.


7.6 The statutory accounts of Peguform for the stub fiscal year shall be prepared by the management of Peguform, audited by BDO and determined by Buyer timely and without undue delay. However, in relation between the Parties the Effective Date Accounts shall govern the determination of the profit and loss of the stub fiscal year. If the statutory accounts show a larger loss of Peguform in the stub fiscal year than the Effective Date Accounts, Buyer shall hold Seller harmless against any claim of Peguform exceeding the loss as shown in the Effective Date Accounts. Seller herewith waives any claims against Peguform for any profit of the stub fiscal year in excess of the amount of profit shown in the Effective Date Accounts.



                                   SECTION 8
                        CASH MANAGEMENT/WORKING CAPITAL


8.1 Seller maintains a cash management system to record and settle all intercompany transactions between the Klockner-Group and the Peguform-Group other than transactions between companies of those groups concerning supplies and services in the ordinary course of business (the "CASH MANAGEMENT SYSTEM"). The Cash Management System shall be terminated on or before the Effective Date.

8.2 Under the Cash Management System Seller will have an account receivable against Peguform-Group which corresponds to the Shareholder's Loans and shall be repaid by Buyer on behalf of Peguform-Group as described in Section 4.2.


8.3 Seller shall, as far as necessary and appropriate, with the prior consent or on the request of Buyer, provide Peguform-Group with additional cash between the Effective Date and Closing by means of further loans. The aggregate of such amounts plus interest accrued (at the rate of 4 % per annum (365 days) from the Effective Date to but not including the day of payment) shall be repaid by Buyer on behalf of the Peguform-Group to Seller at Closing as provided for in
           Section 5.3. Seller shall submit to Buyer satisfactory documentation that reflects the additional cash provided by Seller after the Effective Date on or before the seventh Banking Day prior to Closing.


8.4 Seller undertakes and covenants that the Working Capital will be managed in the ordinary course between October 1, 1998 and the Effective Date and in accordance with past practice prior to October 1, 1998, in particular without limitation (i) the collection of the receivables will not be accelerated, (ii) the payables will not be extended and (iii) the inventories will not be liquidated other than in the ordinary course of business.



                                   SECTION 9
                            EFFECTIVE DATE ACCOUNTS


9.1 The Financial Indebtedness, the Shareholder's Loans, the Cash, the Net Equity and the Working Capital, each as per 31 March 1999 (the "EFFECTIVE DATE") as well as any Purchase Price Adjustment, Shareholder's Loans Adjustment and any Adjustment Amount resulting therefrom, shall be determined on the basis of the consolidated accounts of Peguform-Group as of the Effective Date which shall be prepared by BDO in accordance with German generally accepted principles of accounting and preparation of annual accounts ("GAAP") utilizing and continuing the same election rights and valuation principles as used by the Peguform-Group in preparation of the Financial Statements 1998 and on the basis of (i) the then current Klockner-Werke AG accounting and consolidation standards

           (Bilanzierungsrichtlinie Stand 9/94 and Konsolidierungsrichtlinie Stand 9/94) used in the preparation of the Financial Statements 1998 consistently applied and (ii) the accounting policies listed in EXHIBIT SECTION 9.1 (the "EFFECTIVE DATE ACCOUNTS"). However, in the event that GAAP and past practices conflict, then GAAP will prevail. Seller shall until Closing and Buyer shall after Closing instruct the management of the companies of the Peguform-Group to effectively assist BDO in the preparation of the Effective Date Accounts, in particular by providing all information and documentation requested by BDO. The Effective Date Accounts prepared by BDO shall be delivered to Deloitte and Touche LLP ("BUYER'S AUDITOR") not later than sixty (60) days after the Effective Date. Buyer's Auditor shall receive all necessary assistance and shall be given access to all relevant documentation for reviewing the Effective Date Accounts.


9.2 The calculation of the Financial Indebtedness, the Shareholder's Loans, the Cash, the Net Equity and the Working Capital, each as of the Effective Date, as well as any Purchase Price Adjustment, Shareholder's Loans Adjustment and any Adjustment Amount resulting therefrom, will be based on the Effective Date Accounts prepared by BDO to the extent that Buyer does not within thirty (30) days after receipt of BDO's Effective Date Accounts provide Seller with a written report asserting that the Effective Date Accounts do not meet the provisions of this Agreement by way of stating the specific objections to that effect. In such event, revised Effective Date Accounts shall be prepared by Buyer's Auditor and submitted to Seller within the foregoing thirty (30) days' period which shall take into account the changes that are necessary in Buyer's view ("REVISED EFFECTIVE DATE ACCOUNTS").


9.3 If the Parties cannot agree on the changes of the Revised Effective Date Accounts within two weeks following the delivery of the Revised Effective Date Accounts by Buyer's Auditors, each of Seller and Buyer shall be entitled to request the Institut der Wirtschaftsprufer in Deutschland e.V., Dusseldorf, to appoint an auditor to act as an arbitrator (Schiedsgutachter) to determine the correct amount of the Financial Indebtedness, the Shareholder's Loans, the Cash, the Net Equity and the Working Capital, but limited to any dispute on the changes since September 30, 1998. The arbitrator shall give Seller and Buyer adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of

           Seller and Buyer and their advisors. The arbitrator shall give reasons for his decision on all issues which are in dispute between Seller and Buyer. The arbitrator shall also determine the allocation of the cost of the arbitration proceedings pursuant to Sections 91 sequent German Code of Civil Procedure, provided that each Party shall fully bear the costs of his own advisors. The Effective Date Accounts as determined by the arbitrator shall be final and binding for the Parties but shall not limit the representations and warranties contained in Section 12.8 otherwise.




                                   SECTION 10
                               CLOSING CONDITIONS


10.1 The Closing shall take place after the following conditions ("CLOSING CONDITIONS") have occurred:


           (a) The supervisory board (Aufsichtsrat) of Klockner-Werke AG has agreed to the conclusion and performance of this Agreement;


           (b) the shareholders' meeting (Hauptversammlung) of Klockner-Werke AG has agreed to the conclusion and performance of this Agreement;


           (c) any necessary pre-merger antitrust clearance in Germany, Belgium and Mexico has been obtained.


10.2 The Parties undertake to use all reasonable endeavours to ensure that the Closing Conditions are fulfilled as soon as possible after the time of signing of this Agreement, in particular the Board of Directors (Vorstand) of Klockner-Werke AG shall recommend to the shareholders' meeting of Klockner-Werke AG to approve the transaction as contemplated hereunder. The Parties shall promptly inform each other about the occurrence of the Closing Conditions. Each Party is entitled to waive the satisfaction of a Closing Condition intended for the protection of that Party.


10.3 If any of the Closing Conditions has not been satisfied on or before June 30, 1999, this Agreement, with the exception of Section 19 and
           Section 20 shall be deemed null and void unless a Party has waived a Closing Condition pursuant Section 10.2. If the Agreement shall be deemed null and void none of the Parties shall have a claim against the other in the context of having entered into this Agreement. However, each Party shall be obliged to return all material received from the other side and to keep secret and not to use for its own purposes all confidential information received in the context of the transactions contemplated in this Agreement. Seller and Buyer may agree on an extension of the period set forth in sentence 1.




                                   SECTION 11
                                    CLOSING


11.1 The Closing shall take place five banking days (a day on which banks are open for business in Frankfurt am Main and in New York - "BANKING DAY") following the occurrence of the last of the Closing Conditions not waived by one of the Parties. The Parties will use their best efforts to achieve the Closing as soon as reasonably possible, however, the Parties are aware of Buyer's desire to receive thirty days before Closing, consolidated financial statements of the Peguform Group (consolidated balance sheets, income statements, statements of cash flows, statement of shareholders' equity and notes thereto) prepared in accordance with United States Generally Accepted Accounting Principles and accompanied by the report of BDO in form and substance meeting the requirements for inclusion by Buyer in reports and other filings it may make under the United States securities laws (i) as of September 30, 1997 and September 30, 1998 (audited) and (ii) for the three months periods ended as of December 31, 1997 and December 31, 1998 (unaudited)("U.S. GAAP STATEMENTS"). In the event that the U.S. GAAP Statements are not timely (30 days in advance) received by Buyer, the Closing may at Buyer's request be postponed, but in no event the Closing may be postponed to a later date than 31 May 1999, 10 a.m. for this reason.

11.2 The Closing shall take place at the offices of Klockner-Werke AG, 29 Klocknerstra(beta)e, 47057 Duisburg or at such other place agreed upon by the Parties.


11.3 At Closing the Parties shall procure simultaneously ("Zug um Zug") the following:

           (a) Buyer shall pay the Preliminary Purchase Price as provided for in Section 5;


           (b) Buyer shall repay the Preliminary Shareholder's Loans as provided for in Section 4.2 and Section 5.2;


           (c) Buyer shall pay the amount of any additional cash contribution, including any interest thereon, by Seller to Peguform-Group after the Effective Date (as provided for in Section 8.3);


           (d) Seller shall submit to Buyer satisfactory documentation showing that the supervisory board (Aufsichtsrat) and the shareholders meeting (Hauptversammlung) of Klockner-Werke AG have given their consent to the conclusion and performance of this Agreement;


           (e) Seller shall hand over to Buyer the resignation letters provided for in Section 18;


           (f)       Seller shall procure that the shares referred to in Section
                     2.4 (a) and (b) and Section 2.5 are transferred to parties designated by Buyer;


           (g) If a list of Known Conditions has been prepared by the Parties as provided for in Section 15.7, such list shall be confirmed by Seller and Buyer by way of signing.




                                   SECTION 12
                         REPRESENTATIONS AND WARRANTIES


Seller represents and warrants at the time of signing of this Agreement and as of the Closing as follows:


12.1 Seller has all necessary authority, including any required board approvals, to enter into and to perform this Agreement. Seller can freely dispose of the Shares sold and transferred pursuant to this Agreement, free of any encumbrances or other rights of third parties including warrants and options to purchase Shares, and there are no agreements to acquire or subscribe for any of the capital stock of Peguform or any of the companies of the Peguform-Group (except as provided for in the joint venture and shareholders' agreements of Celulosa Fabril (Cefa) S.A., Manducher Hengfend Ltd. and Peguform Hella Mexico S.A. de C.V.).


12.2 The statements in Section 2 correctly reflect the ownership in and the capital of Peguform and the companies of the Peguform-Group. There are no other shares held by Peguform or the companies of the Peguform-Group in any other companies nor any obligations to acquire such shares.


12.3 Peguform and the companies of the Peguform-Group are companies duly organised and validly existing under the laws of their respective jurisdictions. No bankruptcy or judicial composition proceedings concerning the assets of any of the companies of the Peguform-Group or of Seller have been applied for and no circumstances exist pursuant to any bankruptcy or voidance laws applicable which could justify the voidance of this Agreement.


12.4 The share capital of Peguform and each of the companies of the Peguform-Group is fully paid in. Cash contributions have been made in full, and contributions in kind have been made at not more than market value. Contributions have not been reduced by repayments. There exist no other financial encumbrances on the Real Estate, to the extent owned by Peguform or the companies of the Peguform-Group, other than such securing liabilities shown in the Financial Statements 1998.


12.5 Each of the companies of the Peguform-Group has performed and complied with all material obligations under any material agreements, contracts or other commitments any of them are a party to, and has done everything which is reasonable in order to be in a position to meet such material obligations under these agreements, contracts, or commitments when they become due. Except as disclosed in EXHIBIT
           SECTION 12.5, to the best of Seller's knowledge, no event has occurred which would constitute a material default under any material agreement, contract or commitment, and none of the parties to such material agreement, contract or commitment is entitled to terminate or modify the obligations thereunder as a result of the execution of this Agreement.


12.6 Peguform and each of the companies of the Peguform-Group own or lawfully use under a license all such patents, utility models, design patents, trademarks, copyrights, software and other intellectual property rights

           (collectively "INTELLECTUAL PROPERTY RIGHTS") necessary to carry on the Activities of Peguform and each of the companies of the Peguform-Group as presently conducted and that such Intellectual Property Rights, to the best knowledge of Seller, do not infringe on any third party rights nor, to the best knowledge of Seller, can any third party claim the invalidity or unenforceability of such rights and Peguform and each of the companies of the Peguform-Group hold unrestricted and lawful title to the Intellectual Property Rights to the extent they are owned by Peguform and/or the companies of the Peguform-Group. The Intellectual Property Rights are not the subject of any pending or, to the best knowledge of Seller, threatened proceedings for opposition, cancellation, revocation or rectification, and there exist no facts or circumstances to the best knowledge of Seller which might give rise to any such proceedings.


12.7 Peguform and each of the companies of the Peguform-Group own, or hold lawful possession to, all assets (including the Real Estate) and inventories necessary for carrying out the Activities in substantially the same fashion as prior to the Closing, and all such assets and inventories are in a condition which is adequate to carry on the Activities in the ordinary course of business in substantially the same fashion and manner as prior to the Closing. Peguform and each of the companies of the Peguform-Group have good and marketable title to all of their assets necessary for carrying out the Activities, except for leased property and third party intellectual property rights, to which Peguform or the respective companies of the Peguform-Group has valid and enforceable leases or licenses, as the case may be, free and clear of all mortgages, options, leases, covenants, conditions, agreements, liens, security interest, adverse claims, restrictions, charges, encumbrances or right of others, except for any statutory or customary encumbrances or restrictions (e.g. title retention, right of way and all other servitudes of non-financial nature, right of first refusal) and except as disclosed in EXHIBIT SECTION 12.7. The use of the Real Estate used or owned by Peguform or the companies of the Peguform-Group (collectively "REAL ESTATE"), the conduct of its Activities does not violate any material law or governmental regulation, and the buildings and improvements on the Real Estate comply in all material aspects with the applicable laws and regulations. This representation does not extend to Known Conditions and Environmental Liabilities and to shareholdings within the meaning of Section

           12.2.


12.7a As of the Effective Date, Seller will cause Peguform to ensure that all machinery, equipment and other fixed assets necessary to generate the production volumes of Peguform do Brazil as originally projected by Peguform will be in sufficient condition to support the full operation of the facility, or, to the extent that Seller anticipates any additional expenditures to be incurred subsequent to the Effective Date with respect to the purchase and installation of such fixed assets, these will be recognized as a liability of Peguform do Brazil at the Effective Date in the Preliminary Effective Date Accounts and the Effective Date Accounts.


12.8 The Financial Statements 1998 and the Effective Date Accounts have each been prepared in accordance with the GAAP, utilizing and continuing the same election rights and valuation principles as used by the Peguform-Group in preparation of the preceding financial statements respectively and on the basis of (i) the then current Klockner-Werke AG accounting and consolidation standards (Bilanzierungsrichtlinie Stand 9/94 and Konsolidierungsrichtlinie Stand 9/94), consistently applied and (ii) the accounting policies listed in EXHIBIT SECTION 9.1; the Financial Statements 1998 note all material contingent liabilities within the meaning of Section 251 German Commercial Code ("Eventualverbindlichkeiten") of each of Peguform and the companies of the Peguform-Group, stating the exact amounts and exposure incurred with any such contingent liability. All companies in which Peguform directly or indirectly holds the majority of the voting rights or which are directly or indirectly controlled by Peguform have been included in the consolidation as if they were wholly owned subsidiaries of Peguform (including Celulosa Fabril
           (Cefa) S.A.).


           In accordance with German GAAP, Peguform accounts for production tooling projects utilizing the strict "lowest value" principle, in which the carrying value as of the balance sheet date of each production tooling project may not exceed the proceeds reasonably expected from the Peguform customer, net of all future estimated costs necessary to complete the project. Any write downs necessary to perform this "loss-free" valuation are continuously treated as a valuation adjustment, are offset against the related production tooling projects recorded within inventory on the balance sheet, and are charged to expense in the period such write-downs are identified. This principle will be utilized in the preparation of the Preliminary Effective Date Accounts and the Effective Date Accounts.


12.9 The Financial Statements 1998 and the Effective Date Accounts present a true and fair view according to GAAP of the net worth, financial position and results of the Peguform-Group.


12.10 Peguform and each of the companies of the Peguform-Group are in possession of all material governmental approvals, licenses and permits necessary to operate their respective business as it currently exists except as disclosed in EXHIBIT SECTION 12.10. The approvals, licenses and permits are in full force and effect and will not be terminated due to the transfer of the Shares. Peguform and each of the companies of the Peguform-Group are each at the time of Closing in all material respects in compliance with such approvals, licenses and permits affecting or applicable to the Activities.


12.11 For the benefit of Peguform and the companies of the Peguform-Group the insurances listed in EXHIBIT SECTION 12.11 have been entered into, partially under framework agreements of Klockner-Werke AG. All premiums due for the insurances listed in EXHIBIT SECTION 12.11 have been paid. The insurance coverage for insurances under the framework agreements of Klockner-Werke AG will continue until the end of the respective current insurance period as described in EXHIBIT SECTION
           12.11 provided that Peguform and each of the companies of the Peguform-Group continue to comply with all obligations under the relevant policies, including payment of its share of the premiums. The coverage under all other insurance agreements of Peguform and the companies of the Peguform-Group outside the framework agreements of Klockner-Werke AG will continue until their respective contractual termination date or their respective renewal date as described in EXHIBIT SECTION 12.11, provided that Peguform and each of the companies of the Peguform-Group continue to comply with all obligations vis-a-vis the insurers, including the payment of premiums. Seller does not warrant that the terms and conditions of the insurances which are covered by the framework agreements of Klockner-Werke AG will remain unchanged in view of the transfer of the Shares after the end of the respective current insurance periods.


12.12 Peguform and each of the companies of the Peguform-Group at the time of signing of this Agreement are not involved in court or administrative proceedings, including arbitration proceedings, either as plaintiff or defendant having a litigation value (Streitwert) exceeding DEM 1,000,000 in the individual case except as disclosed in EXHIBIT
           SECTION 12.12. There are no product liability, warranty or other similar claims currently against Peguform and/or any of the companies of the Peguform-Group exceeding a value of DEM 200,000 in the individual case; and, to the best knowledge of Seller, there exist no circumstances which could give rise to any such liabilities or claims.


12.13 All obligations, whether arising by operation of law, by agreement or past custom, for payments and contributions with respect to direct or indirect pension and retirement benefits or other compensational benefits, such as anniversary payments, early retirement benefits, severance payments and other alike payments to the employees of Peguform or the companies of the Peguform-Group in pension fund and old age pension liabilities for periods prior to the Effective Date have been paid, are funded for or are provided for to the extent required by GAAP in the Effective Date Accounts taking into consideration Section 6a German Income Tax Act; Peguform and/or the companies of the Peguform-Group have not experienced any strike, labour interruption or disturbance or other collective labour controversy of any material nature since January 1, 1997 until the signing of this Agreement, except as disclosed in EXHIBIT SECTION
           12.13. To the best knowledge of Seller, Peguform and the companies of the Peguform-Group are in compliance with all material laws and regulations dealing with wages, hours, vacations and working conditions for their employees. Peguform and the companies of the Peguform-Group employ in the aggregate on the Effective Date no more than 8.100 employees, including such employees who are not currently on the payroll of the Peguform-Group due to maternity leave, long-term sickness or alike circumstances, but excluding all leased personnel. Except as set forth in EXHIBIT 12.13A, there are no union agreements, shop floor agreements, social plans or other labour contracts which restrain Peguform-Group or any of its constituent companies from undertaking reductions in force, in either case which are in addition to requirements imposed by statutory law.


12.14 Peguform and each of the companies of the Peguform-Group are not in default regarding payment of taxes, customs and social security contributions and have filed all necessary returns in time. There is no basis for assessment of any deficiency in taxes, customs and social security contributions and there exist no circumstances which could give rise to the revocation or withdrawal of any subsidies granted to Peguform or any of the companies of the Peguform-Group, except to the extent disclosed in EXHIBIT SECTION 12.14. All transactions and agreements entered into by Peguform and/or the companies of the Peguform-Group amongst themselves or with the Klockner-Group provide for customary terms and are entered into at arms' length.


12.15 Peguform and the companies of the Peguform-Group have each made all reasonable arrangements as far as necessary and appropriate at the time of Closing with a view to securing that the computer systems of each of Peguform and the companies of the Peguform-Group are millennium-compliant which term shall mean that neither the performance nor functionality is or will be effected by dates prior to, during or after the year 2000 and in particular, but without limitation, (i) date based functionality behaves, and will behave consistently for dates prior to, during or after the year 2000, (ii) in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or interferencing rules and (iii) the year 2000 is and will be recognized as a leap year.


12.16      During the period from October 1, 1998 until the Effective Date


           (a) no material adverse changes in the financial position and conditions of operation of Peguform and the companies of the Peguform-Group have occurred (except for the currency devaluation in Brazil);


           (b) no damages to Peguform or each of the companies of the Peguform-Group the amount of which exceeds DEM 1 million in the individual case or DEM 5 million in the aggregate have been incurred.


12.17 During the period from October 1, 1998 until the Closing Peguform and each of the companies of the Peguform-Group have continued to conduct their Activities in all material respects in the ordinary course of business.

12.18 During the period from October 1, 1998 until the signing of the Agreement


           (a) Peguform or any of the companies of the Peguform-Group have not incurred any material liabilities, disposed of or used as a security, any material asset, or entered into any material transactions not in the ordinary course of business, made any material capital expenditure or commitment therefore other than set forth in the budget of Peguform-Group, in each case exceeding DEM 1 million in the individual case, except as disclosed in EXHIBIT SECTION 12.18;


           (b) the remuneration payable, including any employee benefits, in particular under any bonus or pension schemes, to the managing directors, officers, employees, are not being changed other than under statutory laws or existing union agreements or in the ordinary course of business.


12.19 As far as representations and warranties are given to the Seller's best knowledge, only the knowledge of the current members of Seller's management (Geschaftsfuhrung/Prokuristen) and Klockner-Werke AG's board of directors (Vorstand) as of the signing of this Agreement shall be attributed to Seller, provided that such knowledge is deemed present if any of the foregoing persons could have obtained knowledge about the underlying facts and circumstances giving rise to a breach of a representation and warranty by applying the standard of care of a prudent business man pursuant to Section 93 German Stock Corporation Act.


12.20 No representation or warranty by Seller in this agreement contains any untrue statement of a material fact or deliberately fails to contain any material fact necessary in order to make the statements therein not misleading as of the signing of this Agreement.




                                  SECTION 12a
                             ENVIRONMENTAL INDEMNITY


12A.1 Seller had engaged Lahmeyer ERM International for the conduct of Phase I environmental examinations for all of the Peguform-Group companies, the results of which were disclosed to Buyer prior to the signing of this Agreement. Buyer has in addition conducted investigations on its own behalf through Golder Associates U.K., Ltd. ("ENVIRONMENTAL DUE DILIGENCE"). The findings of such Environmental Due Diligence make up all contaminations and conditions known to Buyer as of the date of the signing of this Agreement ("KNOWN CONDITIONS"). Seller shall be under no obligation whatsoever for the removal, clean up or treatment of any contamination or the costs thereof up to an amount of DEM 7,500,000 (Deutsche Mark seven million five hundred thousand) (exclusive of V.A.T.). Any cost exceeding this amount shall be borne by the Parties as described below in Section 12a.2 (b)-(e).


12A.2 Except as for the Known Conditions Seller shall indemnify and hold harmless Buyer, Peguform and each of the companies of the Peguform-Group, as the case may be, from all liabilities, losses or damages of any nature whatsoever, excluding, however, damages for lost profit, which arise (i) as a result of any soil (including buildings) or ground water contamination, to the extent existing at the Closing, of any of the sites currently or formerly, used or owned by Peguform or the companies of the Peguform-Group, including their respective legal predecessors, caused only by the actual removal, clean up or treatment of a contamination which is currently required by the laws in force at the time of Closing or (ii) as a result of the failure to obtain, maintain and effect or comply with any air emission or noise control permits, licenses, consents, applicable laws or regulations prior to Closing ((i) and (ii) collectively "ENVIRONMENTAL LIABILITIES") in accordance with the following:


           (a) An amount of up to DEM 6 million (exclusive of VAT) shall be exclusively borne by Buyer.


           (b) Any further costs incurred between the Effective Date and the 2nd anniversary of the Effective Date shall be borne in shares of 75 % by Seller and 25 % by Buyer.


           (c) Any further costs incurred between the 2nd anniversary of the Effective Date and the 5th anniversary of the Effective Date shall be borne in shares of 50 % by Seller and of 50 % by Buyer.


           (d) Any further costs incurred between the 5th anniversary of the Effective Date and the 7th anniversary of the Effective Date shall be borne in shares of 25 % by Seller and 75 % by Buyer.


           (e) Any further costs incurred after the 7th anniversary of the Effective Date shall exclusively be borne by Buyer.


           Costs shall be considered incurred in the relevant period if Buyer has timely given notice of the claim to Seller and if the costs have actually been paid by Buyer no later than within twelve months following the end of the respective period.


12a.3 The limitations set forth in Section 12a.2 shall not apply to such Environmental Liabilities of which Seller had actual knowledge at the time of the signing of this Agreement and which were not Known Conditions.


12a.4 The burden of proof that any contamination existed prior to the Closing, to which extent it existed prior to the Closing and to what extent any costs resulting from the clean up, removal or treatment can be attributed to such contaminations existing prior to Closing as opposed to such contaminations coming into existence after Closing shall rest with the Buyer. Should Buyer raise any claim against Seller under this Section 12a, Buyer shall with the statement describing the nature and extent of the claim deliver to Seller a true and complete copy of all environmental due diligence reports and findings reported to or delivered to Buyer by Buyer's advisors, including Golder Associates U.K. Ltd., in the preparation of this Agreement, true and complete copies of which shall be deposited with the acting notary public at the time of the signing of this Agreement.


12a.5 This Section 12a shall exclusively govern all of Seller's obligations, liabilities, representations and warranties with respect to Environmental Liabilities. No other representation or warranty in this Agreement shall be construed or applied to extend to Environmental Liabilities and the Known Conditions.


12a.6 Seller covenants and undertakes that the environmental liability insurance taken out by Klockner-Werke AG with HDI Haftpflichtverband der Deutschen Industrie, the beneficiaries of which include Peguform, providing for coverage against personal and property damage in connection with environmental occurrences on ground, water and air shall remain in force until 30 September 1999, provided that Buyer shall be responsible for any premiums becoming due and payable after the Effective Date.





                                   SECTION 13
                                    REMEDIES


13.1 If a representation or warranty set forth in Section 12 or Section 12a is partially or entirely incorrect, the Seller shall put the Buyer, or at the option of Buyer, if a company of the Peguform-Group has suffered a financial disadvantage, the respective company, in the position as if the representation or warranty had been correct. Buyer is not entitled to assert damages for lost profit (entgangener Gewinn).


13.2       The Buyer shall only be entitled to assert claims under Section 12 or
           Section 12a exceeding the amount of DEM 75,000 in the individual case. The Buyer shall furthermore only be entitled to assert claims once the aggregate amount of all claims asserted by Buyer - de minimis claims of up to DEM 75,000 shall not be included for such purpose - exceeds DEM 6 million (Deutsche Mark six million) in which event Buyer shall be entitled to claim the full amount (except as for de minimis claims and except as for claims under Section 12a.1 and 2 to which the limitations as set forth in Section 12a.1 and 2(a) et seq. shall apply).


           For the avoidance of doubt, the aggregate of a particular type of taxes owed by a company of the Peguform Group as a result of an external tax audit covering more than one tax period shall constitute one individual claim within the meaning of this paragraph. The same shall apply, if and to the extent a serial of claims of the same or similar nature is based on the same kind of factual circumstances (basierend auf gleichartigem Lebenssachverhalt).


13.3 To the extent that the financial effect of circumstances constituting a breach of a representation or warranty are reflected or provided for in the Effective Date Accounts, claims of Buyer shall be excluded.


13.4 In case of a claim resulting from a tax audit pursuant to which depreciation expenses or provisions are not recognised with the result that they can be utilised for a later period (tax deferment), the obligation to pay damages pursuant to Section 13.1 is limited to the costs of financing the relevant tax payment for the time until the tax deferment reduces the tax burden of the relevant company. Financing costs are computed on the basis of an interest rate of 4 % p.a. (365 days).


13.5 If the Buyer is becoming aware of a fact, circumstance or event which may lead or has led to a breach of representations or warranties, Buyer shall inform Seller promptly, but in no event later than within ninety days, stating the nature of the fact, the circumstance or the event and the damage expected or sustained.


13.6 If a breach of a representation or warranty is the result of or is connected with a liability vis-a-vis or a dispute with a third party including public authorities, Buyer shall ensure that


           (a) the Buyer or each of the respective companies of the Peguform-Group at the request and on the instructions of Seller shall reasonably do everything (or, as the case may be, refrain therefrom) to conduct a defence against, or to negotiate about the claim concerned and to minimize the damage which may arise from this claim;


           (b) in connection with the defence referred to under (a), the Buyer or each of the respective companies of the Peguform-Group shall only engage advisors after consultation with Seller, or give to the Seller power of attorney to act in and out of court as the agent of the relevant company;


           (c) if a claim is filed for which a response is required, that Seller shall be promptly and adequately informed by Buyer or each of the respective companies of the Peguform-Group.


           Seller shall have the right to declare within two weeks (unless a prompter response is required due to the lapse of appeal periods) after having been notified by Buyer of a breach of a representation or warranty within the foregoing meaning, that it will compromise or defend, at its own expense and by its own counsel, any such dispute, unless Buyer elects to assume such defense. Seller's right to defend or compromise a dispute shall always in good faith take into account Buyer's relationship with its customers. If Seller shall undertake to compromise or defend any such asserted liability, he shall promptly notify the Buyer in writing of his intentions to do so. The Buyer shall reasonably cooperate with the Seller or Seller's counsel in the defense against any such asserted liability and in any compromise thereof. Such cooperation shall include, but not be limited to, furnishing the Seller with any books, records or information reasonably requested by Seller. If Seller shall desire to settle any such asserted liability and Buyer shall unreasonably refuse to consent to such compromise, then the Seller's liability shall be limited to the amount so offered in compromise.


           The Buyer shall ensure that no liability is acknowledged and no settlement with respect to a fact or circumstance which may lead to a breach of representations is entered into without the Seller's prior written consent, which may not be unreasonably withheld.


13.7       The statute of limitations shall be as follows:


           (a) claims for legal defects (Rechtsmangel) within in the meaning of Section 434 German Civil Code relating to the Shares and the interests in the companies of the Peguform-Group directly or indirectly held by Peguform shall be time barred in accordance with statutory laws;


           (b) all other claims for a breach of a representation or warranty, except for claims arising from a breach of the representation or warranty set forth in Section 12.1, shall be time barred in two years after the Effective Date;


           (c) claims relating to taxes, customs or social security contributions shall be time barred six months after the assessment for the respective tax, social security contribution or customs duty has become final;


           (d) all claims relating to Environmental Liabilities shall be time barred seven years after the Effective Date.


13.8 The statute of limitations shall be interrupted (unterbrochen) by raising the specific claim in writing to the other Party. In case of interruption, the new statute of limitations beginning after the end of the interruption (Section 217 German Civil Code) shall be the longer of six months or the remainder of the original limitation period.


13.9 The Buyer has no right to invoke a breach of representation or warranty or to claim an indemnification or otherwise in the event and to the extent:


           (a) the provision in Section 13.5 has not been complied with and as a result thereof Seller has been prejudiced;


           (b) the Buyer or its professional advisors having been engaged in the preparation of this Agreement having actual knowledge of a breach of a representation or warranty or an Environmental Liability prior to signing of this Agreement;


           (c) the Buyer has not undertaken all reasonable things necessary from Closing to prevent and minimize damage;


           (d)       the breach is covered by an insurance policy;


           (e) the breach is a result of a change after the Effective Date in the accounting principles and methods, applied by a company of the Peguform-Group;


           (f) the Buyer has already been indemnified directly or indirectly by a third party.


           The Seller will be given the opportunity to take part in all meetings with the tax authorities in the context of tax audits and tax assessments relating to the period until the Effective Date and to present Seller's position to the tax authorities in writing in consultation with Buyer.


13.10 Peguform and Seller belong to the tax consolidation group of Klockner-Werke AG. To the extent Klockner-Werke AG was or is itself the tax debtor for reasons of such tax consolidation, the rights of the Seller pursuant to Section 13 may be invoked correspondingly by Klockner-Werke AG.


13.11 Payments of the Seller made according to Section 12a or Section 13 constitute in the relationship between Seller and Buyer a reduction of the Purchase Price; to the extent they are made directly to a company of the Peguform-Group, in relation between Buyer and the relevant company as a capital contribution (Einlage) on behalf of Buyer.

13.12 Subject to Section 14.3, the provisions of this Section 13 represent the full and entire agreement of the Parties with regard to the consequences of a violation of any representations and warranties of the Seller set forth in Section 12.




                                   SECTION 14
                        GENERAL LIMITATION OF LIABILITY


14.1 Any claims of Buyer relating to this Agreement and the transactions contemplated herein for a reduction of the Purchase Price, payment of damages, indemnification or otherwise, whether on the basis of violation of statutory or contractual obligations or pre-contractual duties of care (culpa in contrahendo) or any other course of action other than the representations, warranties and covenants explicitly set forth in this Agreement shall be excluded.


14.2 Any claims of Buyer to unwind or rescind this Agreement, regardless of their cause, are excluded. The provisions of Sections 459 et seq. German Civil Code shall not apply.


14.3 Seller's aggregate liability for all claims arising out of this Agreement, including but not limited to the representations, warranties and indemnifications set forth in Section 12 and Section 12a, shall be limited to the total amount of DEM 200 million (Deutsche Mark two hundred million). This limitation shall not apply to Seller's representations in Section 12.1 and Section 12.2. with respect to the Shares.




                                   SECTION 15
                      CONDUCT OF BUSINESS AND UNDERTAKINGS


15.1 For the period between the signing of this Agreement and the Closing, Seller will see to it that Peguform and the companies of the Peguform-Group shall (i) preserve customer relationships of Peguform and the companies of the Peguform-Group, (ii) preserve the assets of Peguform and the companies of the Peguform-Group in good working condition, (iii) keep the necessary insurances for the Activities in place, (iv) maintain accounting procedures in accordance with past practice. Further, for the period between the signing of this Agreement and the Closing, Seller shall see to it that Peguform and each of the companies of the Peguform-Group will not, except in the ordinary course of business and in accordance with past practice and without limiting any representations and warranties contained in this Agreement, (i) permit any of its material assets to be subjected to any mortgage, pledge, lien, security, interest, encumbrance, restriction, or charge of any kind, (ii) make any material capital expenditure or commitment therefor, (iii) grant any increase in wages, salaries, bonus or other remuneration of any employee, (iv) cancel or waive any claims or rights of substantial value, (v) accelerate the collection of receivables, (vi) effect any reduction of inventory, (vii) pay any dividends from Peguform to Seller, (viii) agree, whether or not in writing, to do any of the foregoing except as otherwise agreed with Buyer. Seller shall see to it that Buyer has appropriate access to the management of the Peguform-Group between the signing of this Agreement and the Closing.


15.2 Seller shall procure that Buyer and Buyer's advisors and other persons designated by Buyer are granted full access to all files, documents, personnel and information useful for the performance of this Agreement and the transition of the Peguform-Group.


15.3 Subject to the terms and conditions provided in this Agreement, each of the Parties hereto agrees to use all commercially reasonable efforts to take all action and to do all things necessary, appropriate or advisable under applicable laws and regulations to satisfy the conditions set forth in and to consummate and make effective the transactions contemplated by this Agreement.


15.4 If and to the extent the Peguform-Group has granted any guarantees, securities or any other collaterals of whatsoever nature for the benefit of Seller of companies forming part of the Klockner-Group, such collaterals shall be released at the sole expense of Seller at the latest on Closing.


15.5 For the period between the signing of this Agreement and the Closing, Seller shall ensure that Buyer and all of Buyer's affiliates are given the opportunity to bid on, and the opportunity to be awarded, all tooling, design and prototyping contracts with each of the companies of the Peguform-Group that such companies bid out to independent third parties during the period between the signing of this Agreement and the Closing.


15.6       The Parties will cooperate in good faith to cause Celulosa Fabril
           (Cefa) S.A. to transfer its one share in Inerga Components S.A. on Closing to a party designated by Buyer.


15.7 The Parties shall cooperate in good faith to agree on a list of Known Conditions prior to Closing from the Lahmeyer ERM International and Golder Associates U.K., Ltd. reports.



                                   SECTION 16
                            NON-COMPETITION COVENANT


16.1 Seller and the companies of the Klockner-Group shall not compete with the Peguform-Group for a period of five years after Closing in the relevant geographic and product markets in which the Peguform-Group is active at the time of the signing of this Agreement.


16.2 It shall not constitute a violation of the non-competition covenant pursuant to Section 16.1 if, in the context of an acquisition of an undertaking or a group of undertakings, a business is acquired which operates in the product and geographic markets referred to in Section 16.1, provided that the turnover of such business in the last preceding fiscal year amounted to not more than 10 % of the undertaking or group of undertakings acquired. If such threshold is exceeded, the acquisition and operation of such business shall not constitute a violation of the non-competition covenant pursuant to
           Section 16.1, provided the business is subsequently sold and the time period between the acquisition and sale of the business does not exceed one year.


16.3 The acquisition or the holding of interests up to 5 % in stock exchange listed companies shall not constitute a violation of the non-competition covenant pursuant to Section 16.1.


16.4 Seller shall refrain for a period of two years after Closing from soliciting for employment any current employees of the Peguform-Group.



                                   SECTION 17

                            MERGER CONTROL CLEARANCE


17.1 Seller and Buyer shall cooperate and provide each other with all necessary and appropriate assistance to notify the concentration contemplated in this Agreement to the Federal Cartel Office as well as to the Belgian and Mexican antitrust agencies.


17.2 The notifications shall be filed jointly by Seller and Buyer. Representatives of Seller and Buyer shall be present at meetings with representatives of the antitrust agencies. Seller and Buyer shall keep each other fully informed on all contacts which they may have with such agencies' representatives in the context of the notifications.


17.3 Should any antitrust agency clear the concentration contemplated in this Agreement only upon conditions and/or obligations, the Buyer shall take all reasonable actions necessary, including but not limited to divestments or terminating certain existing contractual relationships with third parties, in order to obtain the clearance as soon as possible and within the time frame imposed by the agency. All financial consequences of any such action, including all costs and expenses incurred by the Buyer in this regard shall be for his own account without recourse to the Seller.




                                   SECTION 18
                                  RESIGNATIONS


Seller shall procure that the members of the supervisory board (Aufsichtsrat) of Peguform and each of the companies of the Peguform-Group appointed by Seller shall at Buyer's request which shall be communicated to Seller no later than three weeks after the signing of this Agreement, submit their resignation in writing as of Closing waiving all their compensation rights, if any, against Peguform and the companies of the Peguform-Group.



                                   SECTION 19
                                PARENT GUARANTEE


Parent herewith unconditionally and irrevocably guarantees as a principal debtor to Seller the performance and fulfilment of all of Buyer's obligations and Seller's claims under this Agreement, including but not limited to the prompt payment of all amounts owed to Seller under Section 4 and Section 5 when due. Parent is not entitled to deposit any monies owed.




                                   SECTION 20
                                 MISCELLANEOUS


20.1 Neither Seller nor Buyer is entitled to transfer without the consent of the other Party rights or obligations arising out of this Agreement to a third party, provided, however, that either Seller or Buyer may transfer its rights and obligations under this Agreement to an affiliate of such party as long as such transfer does not affect the rights of the other Party.


20.2 Buyer shall not be entitled to exercise any right of retention or set-off against Seller's claims under Sections 4 and 5.


20.3 All costs, notarial fees, transfer taxes and the like arising in the context of this Agreement and the implementation of the transactions contemplated herein shall be borne by Buyer. Each Party shall bear the costs for its own advisers.


20.4 Changes and amendments to this Agreement, including a change of this written form clause, shall require written form, except if notarial form is required by statutory law.


20.5       Should any provision of this Agreement be or become in whole or in part invalid, this shall not affect the validity of the rest of the Agreement. In this event, the invalid provision shall be deemed to be replaced by a valid provision which corresponds to the economic purpose of the invalid provision to the largest extent possible. This shall also apply in the case of any gaps in this Agreement.


20.6 Notices or declarations to Seller made in the context of this Agreement shall be deemed to be validly given if sent by registered mail or courier to the following address or such other address as notified in writing by Seller to Buyer:


           Klockner Mercator Maschinenbau GmbH

           Klocknerstra(beta)e 29
           D-47057 Duisburg
           Attn.: Geschaftsfuhrung


           Notices or declarations to Buyer or Parent made in the context of this Agreement shall be deemed to be validly given if sent by registered mail or courier to the following address or such other address as notified in writing by Buyer to Seller:


           Venture Holdings Trust
           33662 James J. Pompo Drive
           Fraser, Michigan 48026, U.S.A.
           Attn. General Counsel


           with copies to:


           Doser Amereller Noack                  Dykema Gossett
           Zollhof 3                              400 Renaissance Cent. 35th fl.
           D-40221 Dusseldorf                     Detroit, Michigan 48423 USA


           Attn.
           Dr. Hans-Jorg Ziegenhain               Frederick M. Miller, Esq.





           20.7 This Agreement shall be governed by the laws of the Federal Republic of Germany.


           20.8      The courts in Dusseldorf shall have exclusive jurisdiction.

                                                        (continued on next page)

IN WITNESS THEREOF this Notarial Dseed including the Exhibits hereto has been read aloud to the persons appeared and was confirmed and approved by the persons appeared. The persons appeared then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.


Basel, this 8th (eighth) day of March 1999 (nineteen hundred and ninety-nine).


                         /s/ Dr. Joern Christian Roland Nissen

                         /s/ Dr. Hans-Jong Ziegenhain

                         /s/ Stephan Cueni
                                   Notary

                                -Notary's Seal-

LIST OF EXHIBITS

Section     2.3       corporate chart

Section     5.1       purchase price adjustments Section 5,
                      definition as of September 30, 1998

Section     9.1       accounting policies Peguform Group

Section 12.5 termination or modification of agreements, contract or commitments as a result of the execution of this agreement

Section 12.7 assets not owned but necessary for carrying out the activities encumbrances

Section 12.10 governmental approvals, licenses, permits necessary to operate the respective business as it currently, exists which are not completely fulfilled

Section   12.11       insurances

Section 12.12 litigations (exceeding DEM 1.0 Mio. in the individual case)

Section 12.13 list of strikes, labour interruptions or disturbances since January 1, 1997

Section 12.13a union agreements, shop floor agreements, social plans or other labour contracts which could restrain from undertaking reductions in work force

Section 12.14 circumstances or conditions which could give rise to the revocation or withdrawal of subsidies circumstances or conditions of subsidies, which could restrain from undertaking reductions in work force

Section 12.18 period from October 1, 1998, until the signing of the agreement

                      -    disposal of fixed assets/leasing

                      - capital expenditures other than set forth in the budget

                      - change in remuneration payable other than under statutory laws of existing union agreements